Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Global Imaging Systems, Inc. 2004 Omnibus Long-Term Incentive Plan of our reports dated May 25, 2005, with respect to the consolidated financial statements of Global Imaging Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2005, and Global Imaging System, Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Global Imaging Systems, Inc. and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

November 9, 2005